Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

(203) 614-5600

www.frontier.com

Frontier Communications Reports Third Quarter 2019 Results

•	Total third quarter revenue of $1,997 million

•	Net loss of $345 million, including a goodwill impairment of $276 million and a loss of $30 million on anticipated sale of operations in four Northwest states

•	Third quarter Adjusted EBITDA[1] of $804 million

•	Net broadband unit losses of 71,000

•	Liquidity of $683 million as of September 30, 2019

Norwalk, Conn., Nov. 5, 2019 – Frontier Communications Corporation (NASDAQ:FTR) today reported financial results for the third quarter ended September 30, 2019.

“Third quarter results reflect our ongoing commitment to investing in our assets that have the strongest potential for future growth, while actively managing the parts of the business that are experiencing secular decline,” said Dan McCarthy, President and CEO. “Third quarter Adjusted EBITDA of $804 million reflects a sequential decline in revenue, an increase in accounts receivable reserves, and increased adjusted operating expenses1. In Consumer we achieved sequential improvement in broadband trends in fiber markets, with competitive headwinds continuing to impact copper broadband markets. The decline in Commercial revenues was driven primarily by wholesale revenue. While we continue to take action to improve our financial position, we also remain focused on the operational aspects of our business and serving the needs of our residential and business customers.”

[1]

Adjusted EBITDA and adjusted operating expenses are non-GAAP measure. See “Non-GAAP Measures” for a description of this measure and its calculation. See Schedule A on page 12 for a reconciliation to net income/(loss).

Consolidated Results

Consolidated revenue for the third quarter of 2019 was $1,997 million, as compared with $2,067 million in the second quarter. Within third quarter consolidated revenue, Consumer revenue was $1,024 million, Commercial revenue was $882 million, and subsidy revenue was $91 million.

Net loss for the third quarter of 2019 was $345 million, representing a net loss per common share of $3.31. Net loss included a $276 million goodwill impairment before and after tax resulting in the net goodwill balance being zero at the end of the third quarter. There was also an additional $30 million loss on the anticipated sale of operations and assets in Washington, Oregon, Idaho, and Montana.

Third quarter Adjusted EBITDA was $804 million, representing an Adjusted EBITDA margin2 of 40.3%. This compares with Adjusted EBITDA of $882 million in the second quarter of 2019. The sequential decline in Adjusted EBITDA was primarily driven by the $70 million sequential decline in revenue, which included a $17 million sequential increase in accounts receivable reserves, and an increase in adjusted operating expenses of $8 million.

Net cash provided from operating activities for the third quarter of 2019 was $246 million and operating free cash flow3 was ($72) million. Third quarter interest payments totaling $496 million are considerably larger than second quarter payments of $187 million. For the four-quarter period ended September 30, 2019, net cash provided from operating activities4 was $1,706 million and operating free cash flow was $563 million.

Consumer Business Highlights

•	Revenue of $1,024 million, with the sequential decline driven by customer losses.

•	Customer churn of 2.24%, an increase from the second quarter of 2019.

•

Consumer fiber broadband net losses were 1,000 and consumer copper broadband net losses were 52,000. Broadband revenue continued to grow as a percentage of Consumer revenue and remains more than 40% of the total. The rate of video services revenue decline increased in the third quarter because of sequential declines in subscribers and advertising revenue. The rate of decline of voice services revenue improved sequentially because of an increase in the USF rate.

•	Average Revenue Per Customer (ARPC) of $88.45, a decrease reflecting, in part, ongoing video customer declines.

[2]

Adjusted EBITDA margin is a non-GAAP measure of performance, calculated as Adjusted EBITDA, divided by total revenue. See “Non-GAAP Measures” on page 4 for a description of this measure and its calculation. See Schedule A on page 12 for a reconciliation of EBITDA to net loss.

[3]

Operating free cash flow is a non-GAAP measure of liquidity derived from net cash provided from operating activities. See “Non-GAAP Measures” on page 4 for a description of this measure and its calculation and Schedule A on page 12 for a reconciliation to net cash provided from operating activities.

[4]

Operating free cash flow for the trailing-four-quarter period ended September 30, 2019 consists of net cash provided from operating activities less capital expenditures of $1,143 million over the same period. Operating free cash flow is a non-GAAP measure. See note 3 above.

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Commercial Business Highlights

•	Revenue of $882 million, with the largest portion of the decline in wholesale.

•	Total commercial customers of 381,000 compared with 390,000 at the end of the second quarter of 2019.

•

Commercial wholesale revenue declined approximately 7% sequentially, driven by a $17 million increase in accounts receivables reserves for wholesale billing disputes and declines in legacy data products and Ethernet. Wireless backhaul declined approximately 2% and continues to represent less than 3% of total company revenue. Wholesale represented approximately half of Commercial revenue in the third quarter.

•

Commercial SME revenue declined approximately 1% sequentially. There was a sequential improvement in the decline rate of voice services revenue because of a higher USF billing rate. Voice revenue continued to account for more than half of SME revenue in the third quarter.

Capital Structure

As previously announced, the Finance Committee of the Board of Directors is evaluating Frontier’s capital structure. This includes considering, evaluating and negotiating capital markets and/or financing transactions and/or strategic alternatives. Frontier remains committed to reducing debt and improving its leverage profile.

Developments include the following:

•	As of September 30, 2019, Frontier’s leverage ratio[5] was 4.81:1.

•	As of September 30, 2019, the company had total liquidity[6] of $683 million.

•

In the second quarter we entered into a definitive agreement to sell operations and all associated assets in Washington, Oregon, Idaho, and Montana for $1,352 million in cash at closing subject to certain closing adjustments.

[5]	Leverage ratio is calculated as net debt (total debt less cash and cash equivalents) divided by Adjusted EBITDA for the most recent four quarters. See Schedule C on page 14 for its calculation.
[6]	Total liquidity as of September 30, 2019 consists of cash and cash equivalents of $683 million, including $749 million borrowings under the revolver.

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Non-GAAP Financial Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance, including EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, operating free cash flow, adjusted operating expenses, and leverage ratio, each of which is described below. Management uses these non-GAAP financial measures internally to (i) assist in analyzing Frontier’s underlying financial performance from period to period, (ii) analyze and evaluate strategic and operational decisions, (iii) establish criteria for compensation decisions, and (iv) assist in the understanding of Frontier’s ability to generate cash flow and, as a result, to plan for future capital and operational decisions. Management believes that the presentation of these non-GAAP financial measures provides useful information to investors regarding Frontier’s financial condition and results of operations because these measures, when used in conjunction with related GAAP financial measures (i) provide a more comprehensive view of Frontier’s core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation, and planning decisions and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.

A reconciliation of these measures to the most comparable financial measures calculated and presented in accordance with GAAP is included in the accompanying tables. These non-GAAP financial measures are not measures of financial performance or liquidity under GAAP, nor are they alternatives to GAAP measures and they may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) less income tax expense (benefit), interest expense, investment and other income (loss), pension settlement costs, gains/losses on extinguishment of debt, and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenue.

Adjusted EBITDA is defined as EBITDA, as described above, adjusted to exclude, certain pension/OPEB expenses, restructuring costs and other charges, stock-based compensation expense, goodwill impairment charges, and certain other non-recurring items. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by total revenue.

Management uses EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin to assist it in comparing performance from period to period and as measures of operational performance. Management believes that these non-GAAP measures provide useful information for investors in evaluating Frontier’s operational performance from period to period because they exclude depreciation and amortization expenses related to investments made in prior periods and are determined without regard to capital structure or investment activities. By excluding capital expenditures, debt repayments and dividends, among other factors, these non-GAAP financial measures have certain shortcomings. Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Adjusted net income (loss) attributable to Frontier common shareholders is defined as net income (loss) attributable to Frontier common shareholders and excludes, restructuring costs and other charges, pension settlement costs, goodwill impairment charges, certain income tax items and the income tax effect of these items, and certain other non-recurring items. Adjusting for these items allows investors to better understand and analyze Frontier’s financial performance over the periods presented.

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Management defines operating free cash flow, a non-GAAP measure, as net cash provided from operating activities less capital expenditures. Management uses operating free cash flow to assist it in comparing liquidity from period to period and to obtain a more comprehensive view of Frontier’s core operations and ability to generate cash flow. Management believes that this non-GAAP measure is useful to investors in evaluating cash available to service debt and pay dividends. This non-GAAP financial measure has certain shortcomings; it does not represent the residual cash flow available for discretionary expenditures, as items such as debt repayments and preferred stock dividends are not deducted in determining such measure. Management compensates for these shortcomings by utilizing this non-GAAP financial measure in conjunction with the comparable GAAP financial measure.

Adjusted operating expenses is defined as operating expenses adjusted to exclude depreciation and amortization, restructuring and other charges, goodwill impairment charges, certain pension/OPEB expenses, stock-based compensation expense, and certain other non-recurring items. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s performance.

Leverage ratio is calculated as net debt (total debt less cash and cash equivalents) divided by Adjusted EBITDA for the most recent four quarters. Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s debt levels.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in Frontier’s documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

Frontier will host a conference call today at 4:30 P.M. Eastern time. Management will present prepared remarks. There will not be a question and answer session. In connection with the conference call and as a convenience to investors, Frontier furnished today, under cover of a Current Report on Form 8-K, additional materials regarding results. The conference call will be webcast and may be accessed in the Webcasts & Presentations section of Frontier’s Investor Relations website at www.frontier.com/ir.

A telephonic replay of the conference call will be available in the Webcasts & Presentations section of Frontier’s Investor Relations website at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation (NASDAQ: FTR) is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business offers communications solutions to small, medium, and enterprise businesses. More information about Frontier is available at www.frontier.com.

Forward-Looking Statements

This earnings release contains “forward-looking statements,” related to future events. Forward-looking statements address Frontier’s expected future business, financial performance, and financial condition, and contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “may,” “will,” “would,” or “target.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For Frontier, particular uncertainties that could cause actual results to be materially different than those expressed in such forward-looking statements include: declines in revenue from Frontier’s voice services, switched and non-switched access and video and data services that it cannot stabilize or offset with increases in revenue from other

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products and services; Frontier’s ability to successfully implement strategic initiatives, including opportunities to enhance revenue and realize productivity improvements; Frontier’s ability to repay or refinance its debt through, among other things, accessing the capital markets, notes repurchases and/or redemptions, tender offers and exchange offers; adverse changes in the ratings given to Frontier’s debt securities by nationally accredited ratings organizations; covenants in Frontier’s indentures and credit agreements that may limit Frontier’s operational and financial flexibility as well as its ability to access the capital markets in the future; adverse changes in the credit markets, which could impact the availability and cost of financing; competition from cable, wireless and wireline carriers, satellite, and OTT companies, and the risk that Frontier will not respond on a timely or profitable basis; Frontier’s ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on its capital expenditures, products and service offerings; risks related to disruptions in Frontier’s networks, infrastructure and information technology that may result in customer loss and/or incurrence of additional expenses; the impact of potential information technology or data security breaches or other cyber attacks or other disruptions; Frontier’s ability to retain or attract new customers and to maintain relationships with customers, employees or suppliers; Frontier’s ability to secure, continue to use or renew intellectual property and other licenses used in our business; Frontier’s ability to hire or retain key personnel; Frontier’s ability to realize anticipated benefits from recent acquisitions; Frontier’s ability to dispose of certain assets or asset groups on terms that are attractive to it, or at all; Frontier’s ability to effectively manage its operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity; Frontier’s ability to defend against litigation and potentially unfavorable results from current pending and future litigation; the effects of state regulatory requirements that could limit Frontier’s ability to transfer cash among its subsidiaries or dividend funds up to the parent company; the effects of governmental legislation and regulation on Frontier’s business; the impact of regulatory, investigative and legal proceedings and legal compliance risks; government infrastructure projects that impact capital expenditures; continued reductions in switched access revenue as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to Frontier and its competitors; Frontier’s ability to meet its remaining CAF II funding obligations and the risk of penalties or obligations to return certain CAF II funds; Frontier’s ability to obtain future subsidies, including participation in the proposed RDOF program; Frontier’s ability to effectively manage service quality and meet mandated service quality metrics; the effects of changes in accounting policies or practices; the impact of potential future impairment charges with respect intangible assets or additional losses on assets held for sale; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments, including the risk that such changes may benefit Frontier’s competitors more than it, as well as potential future decreases in the value of Frontier’s deferred tax assets; the effects of increased medical expenses and pension and postemployment expenses; Frontier’s ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, discount rates, regulatory rules and/or the value of Frontier’s pension plan assets, which could require Frontier to make increased contributions to its pension plans; the effects of changes in both general and local economic conditions in the markets that Frontier serves; the effects of severe weather events or other natural or man-made disasters, which may increase operating and capital expenses or adversely impact customer revenue; and the risks and other factors contained in Frontier’s filings with the U.S. Securities and Exchange Commission, including its most recent report on Form 10-K and its Form 10-Q for the quarter ended June 30, 2019. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. Frontier has no obligation to update or revise these forward-looking statements and does not undertake to do so.

INVESTOR CONTACT:	MEDIA CONTACTS:
Luke Szymczak	Javier Mendoza		Brigid Smith
Vice President	Vice President	or	Assistant Vice President
(203) 614-5044	(562) 305-2345		(203) 614-5042
luke.szymczak@ftr.com	javier.mendoza@ftr.com		brigid.smith@ftr.c

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Frontier Communications Corporation

Unaudited Consolidated Financial Data

	For the quarter ended			For the nine months ended
($ in millions and shares in thousands, except per share amounts)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Statement of Operations Data
Revenue	$1,997	$2,067	$2,126	$6,165	$6,487

Operating expenses:
Network access expenses	307	318	353	963	1,094
Network related expenses	464	445	476	1,365	1,437
Selling, general and administrative expenses	445	445	445	1,346	1,374
Depreciation and amortization	422	454	471	1,360	1,462
Goodwill impairment	276	5,449	400	5,725	400
Loss on disposal of Northwest Operations	30	384	—	414	—
Restructuring costs and other charges	27	31	14	86	20

Total operating expenses	1,971	7,526	2,159	11,259	5,787

Operating income (loss)	26	(5,459)	(33)	(5,094)	700

Investment and other income (loss), net	(10)	(9)	3	(28)	16
Pension settlement costs	—	—	9	—	34
Gain (Loss) on early extinguishment of debt	—	—	(2)	(20)	31
Interest expense	382	383	389	1,144	1,148

Loss before income taxes	(366)	(5,851)	(430)	(6,286)	(435)
Income tax benefit	(21)	(534)	(4)	(537)	(11)

Net loss	(345)	(5,317)	(426)	(5,749)	(424)

Less: Dividends on preferred stock	—	—	—	—	107

Net loss attributable to Frontier common shareholders	$(345)	$(5,317)	$(426)	$(5,749)	$(531)

Weighted average shares outstanding - basic and diluted	104,135	104,118	103,665	104,031	87,138

Basic and diluted net loss per common share	$(3.31)	$(51.07)	$(4.11)	$(55.26)	$(6.09)

Other Financial Data:
Capital expenditures	$318	$275	$329	$898	$947
Dividends declared - Preferred stock	$—	$—	$—	$—	$107

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Frontier Communications Corporation

Unaudited Consolidated Financial Data

	For the quarter ended			For the nine months ended
($ in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Selected Statement of Operations Data Revenue:
Data and Internet services	$928	$963	$961	$2,858	$2,919
Voice services	621	629	669	1,900	2,053
Video services	244	260	260	772	810
Other	113	120	141	357	416

Customer revenue	1,906	1,972	2,031	5,887	6,198
Subsidy revenue	91	95	95	278	289

Total revenue	$1,997	$2,067	$2,126	$6,165	$6,487

Other Financial Data Revenue:
Consumer	$1,024	$1,050	$1,069	$3,151	$3,292
Commercial	882	922	962	2,736	2,906

Customer revenue	1,906	1,972	2,031	5,887	6,198
Subsidy revenue	91	95	95	278	289

Total revenue	$1,997	$2,067	$2,126	$6,165	$6,487

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Frontier Communications Corporation

Unaudited Consolidated Financial and Operating Data

	For the quarter ended			For the nine months ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Customers (in thousands)	4,193	4,292	4,574	4,193	4,574

Consumer customer metrics
Customers (in thousands)	3,812	3,902	4,152	3,812	4,152
Net customer additions (losses)	(90)	(93)	(86)	(248)	(245)
Average monthly consumer revenue per customer	$88.45	$88.68	$84.92	$88.79	$85.54
Customer monthly churn	2.24%	2.14%	2.03%	2.12%	2.03%

Commercial customer metrics
Customers (in thousands)	381	390	422	381	422
Broadband subscriber metrics (in thousands)
Broadband subscribers	3,555	3,626	3,802	3,555	3,802
Net subscriber additions (losses)	(71)	(71)	(61)	(180)	(136)

Video (excl. DISH) subscriber metrics (in thousands)

Video subscribers	698	738	873	698	873
Net subscriber additions (losses)	(40)	(46)	(29)	(140)	(88)

Video - DISH subscriber metrics (in thousands)
DISH subscribers	181	190	211	181	211
Net subscriber additions (losses)	(9)	(8)	(8)	(24)	(24)

Employees	19,132	19,872	21,375	19,132	21,375

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Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

	(Unaudited)
($ in millions)	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$683	$354
Accounts receivable, net	654	723
Assets held for sale	1,402	—
Other current assets	270	253

Total current assets	3,009	1,330

Property, plant and equipment, net	12,973	14,187
Other assets	1,579	8,142

Total assets	$17,561	$23,659

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$994	$814
Liabilities held for sale	134	—
Accounts payable and other current liabilities	1,612	1,747

Total current liabilities	2,740	2,561

Deferred income taxes and other liabilities	2,619	3,140
Long-term debt	16,305	16,358
Equity (deficit)	(4,103)	1,600

Total liabilities and equity (deficit)	$17,561	$23,659

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Frontier Communications Corporation

Unaudited Consolidated Cash Flow Data

	For the nine months ended
($ in millions)	September 30, 2019	September 30, 2018
Cash flows provided from (used by) operating activities:
Net loss	$(5,749)	$(424)
Adjustments to reconcile net loss to net cash provided from (used by) operating activities:
Depreciation and amortization	1,360	1,462
(Gain) Loss on extinguishment of debt	20	(31)
Pension settlement costs	—	34
Stock-based compensation expense	10	14
Amortization of deferred financing costs	23	26
Other adjustments	2	(24)
Deferred income taxes	(541)	(12)
Goodwill impairment	5,725	400
Loss on disposal of Northwest Operations	414	—
Change in accounts receivable	17	43
Change in accounts payable and other liabilities	(153)	(239)
Change in prepaid expenses, income taxes, and other assets	(25)	(40)

Net cash provided from operating activities	1,103	1,209

Cash flows provided from (used by) investing activities:
Capital expenditures	(898)	(947)
Proceeds on sale of assets	76	11
Other	2	4

Net cash used by investing activities	(820)	(932)

Cash flows provided from (used by) financing activities:
Long-term debt payments	(2,003)	(1,997)
Proceeds from long-term debt borrowings	1,650	1,840
Proceeds from revolving debt	949	—
Repayment of revolving debt	(475)	—
Financing costs paid	(44)	(43)
Dividends paid on preferred stock	—	(107)
Premium paid to retire debt	—	(17)
Finance lease obligation payments	(26)	(30)
Other	(5)	(11)

Net cash provided from (used by) financing activities	46	(365)

Decrease in cash, cash equivalents, and restricted cash	329	(88)
Cash, cash equivalents, and restricted cash at January 1,	404	376

Cash, cash equivalents, and restricted cash at September 30,	$733	$288

Supplemental cash flow information:
Cash paid during the period for:
Interest	$1,208	$1,266
Income tax payments, net	$5	$5

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SCHEDULE A

Frontier Communications Corporation
Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the nine months ended
($ in millions)	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
EBITDA
Net loss	$(345)	$(5,317)	$(426)	$(5,749)	$(424)
Add back (subtract):
Income tax benefit	(21)	(534)	(4)	(537)	(11)
Interest expense	382	383	389	1,144	1,148
Investment and other (income) loss, net	10	9	(3)	28	(16)
Pension settlement costs	—	—	9	—	34
(Gain) Loss on extinguishment of debt	—	—	2	20	(31)

Operating income (loss)	26	(5,459)	(33)	(5,094)	700

Depreciation and amortization	422	454	471	1,360	1,462

EBITDA	$448	$(5,005)	$438	$(3,734)	$2,162

Add back:
Pension/OPEB expense	20	19	21	59	66
Restructuring costs and other charges	27	31	14	86	20
Stock-based compensation expense	3	4	5	10	14
Storm-related insurance proceeds	—	—	—	(1)	—
Work stoppage costs	—	—	—	—	8
Goodwill impairment	276	5,449	400	5,725	400
Loss on disposal of Northwest Operations	30	384	—	414	—

Adjusted EBITDA	$804	$882	$878	$2,559	$2,670

EBITDA margin	22.4%	-242.1%	20.6%	-60.6%	33.3%
Adjusted EBITDA margin	40.3%	42.7%	41.3%	41.5%	41.2%

Free Cash Flow

Net cash provided from operating activities	$246	$575	$286	$1,103	$1,209
Capital expenditures	(318)	(275)	(329)	(898)	(947)

Operating free cash flow	$(72)	$300	$(43)	$205	$262

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SCHEDULE B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended						For the nine months ended
	September 30, 2019		June 30, 2019		September 30, 2018		September 30, 2019		September 30, 2018
($ in millions, except per share amounts)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share
Net loss attributable to Frontier common shareholders	$(345)	$(3.31)	$(5,317)	$(51.07)	$(426)	$(4.11)	$(5,749)	$(55.26)	$(531)	$(6.09)

Restructuring costs and other charges	27		31		14		86		20
Pension settlement costs	—		—		9		—		34
(Gain) Loss on extinguishment of debt	—		—		2		20		(31)
Goodwill impairment	276		5,449		400		5,725		400
Loss on disposal of Northwest Operations	30		384		—		414		—
Storm-related insurance proceeds	—		—		—		(1)		—
Work stoppage costs	—		—		—		—		8
Certain other tax items (1)	2		87		46		119		38
Income tax effect on above items:
Restructuring costs and other charges	(6)		(8)		(3)		(19)		(4)
Pension settlement costs	—		—		(2)		—		(8)
(Gain) Loss on extinguishment of debt	—		—		(1)		(4)		8
Goodwill impairment	—		(524)		(46)		(524)		(46)
Work stoppage costs	—		—		—		—		(2)

	$329	$3.16	$5,419	$52.05	$419	$4.04	$5,816	$55.91	$417	$4.79
Adjusted net income (loss) attributable to Frontier common shareholders(2)	$(16)	$(0.15)	$102	$0.98	$(7)	$(0.07)	$67	$0.64	$(114)	$1.31

(1)

Includes impact arising from federal research and development credits, changes in certain deferred tax balances, state tax law changes, state filing method change, and the net impact of uncertain tax positions.

(2)	Adjusted net income (loss) attributable to Frontier common shareholders may not sum due to rounding.

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SCHEDULE C

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended				For the nine months ended
($ in millions)	September 30, 2019		June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Adjusted Operating Expenses

Total operating expenses	$1,971		$7,526	$2,159	$11,259	$5,787

Subtract:
Depreciation and amortization	422		454	471	1,360	1,462
Goodwill impairment	276		5,449	400	5,725	400
Loss on disposal of Northwest Operations	30		384	—	414	—
Pension/OPEB expense	20		19	21	59	66
Restructuring costs and other charges	27		31	14	86	20
Stock-based compensation expense	3		4	5	10	14
Storm-related insurance proceeds	—		—	—	(1)	—
Work stoppage costs	—		—	—	—	8

Adjusted operating expenses	$1,193		$1,185	$1,248	$3,606	$3,817

	As of September 30, 2019
Leverage Ratio
Numerator
Long-term debt	$16,305
Long-term debt due within one year	994
Cash and cash equivalents	(683)

	$16,616

Denominator
Adjusted EBITDA - last 4 quarters	$3,454

Leverage Ratio	4.81	x

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